Exhibit 99.1

AIM ImmunoTech’s Ampligen Featured in Peer-Reviewed Journal Cancers as a Potential

Therapy for Cancer Patients with SARS-CoV-2

The Netherlands Grants AIM a Patent for Ampligen as a Cancer Therapy for Use in Combination

with Checkpoint Blockade Inhibitors

OCALA, Fla. – June 14, 2021 – AIM ImmunoTech Inc. (NYSE American: AIM) today announced that its drug Ampligen has been featured in a publication containing state-of-the-art methodologies in the peer-reviewed medical journal Cancers as a potential treatment option for cancer patients who are infected with SARS-CoV-2.

The study’s authors stated that Ampligen has the potential to reduce the severity of the deadly respiratory disease COVID-19, which has so far caused more than 3.7 million deaths globally. According to the data presented in the publication, “Rintatolimod [Ampligen] activated the innate and the adaptive immune systems by activating a cascade of actions in human pancreatic cancer cells”, including:

●	Stimulation of interferon regulatory factors and activation of the interferon signaling pathway
●	Production of immunomodulatory activity
●	Induction of the expression of MHC class I and II histocompatibility

The full journal article is titled: “Rintatolimod Induces Antiviral Activities in Human Pancreatic Cancer Cells: Opening for an Anti-COVID-19 Opportunity in Cancer Patients?” Cancers is a peer-reviewed, open access journal of oncology published semimonthly online by MDPI. The study’s authors include Prof. C.H.J. van Eijck, MD, PhD, the lead investigator for an Early Access Program at Erasmus Medical Center in the Netherlands, where Ampligen is being used to treat patients with late-stage pancreatic cancer.

“I do think Ampligen fully deserves to be developed for potential approval in the treatment of viral infections, including COVID-19. The stimulation of the innate immunity by Ampligen is potentially important in combating aggressive viral infections and could save many lives,” said Prof. C.H.J. van Eijck.

Additionally, AIM was previously granted a patent by the Netherlands. The granted claims include, but are not limited to, the use of Ampligen as a combination cancer therapy with checkpoint blockade inhibitors (e.g. pembrolizumab, nivolumab). The patent expires December 19, 2039, or 20 years from the date of filing, December 20, 2019.

“AIM is extremely pleased with the tremendous progress we are making in the Netherlands to advance Ampligen as a therapuetic,” said AIM CEO Thomas K. Equels. “Prof. van Eijck and his team are preeminent in their field. The data they present is compelling. Also, this patent issuance by the Netherlands is another successful step in our drug development program.”

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders, and viral diseases, including COVID-19, the disease caused by the SARS-CoV-2 virus.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Words such as “may,” “will,” “expect,” “plan,” “anticipate” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. For example, significant additional testing and trials will be required to determine whether Ampligen will be effective as an immuno-oncology therapeutic or in the treatment of COVID-19 in humans and no assurance can be given that it will be the case. Among other things, for those statements, the Company claims the protection of safe harbor for forward-looking statements contained in the PSLRA. There is the potential for delays in clinical trial enrollment and reporting because of the COVID-19 medical emergency. Additionally, no assurances can be given that granted patent applications will result in approved products or therapies. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Contacts:

Crescendo Communications, LLC
Phone: 212-671-1021
Email: aim@crescendo-ir.com

AIM ImmunoTech Inc
Phone: 800-778-4042
Email: IR@aimimmuno.com